DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Change Pursuant to NRS 78.209

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:
XLR MEDICAL CORP.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
One Hundred Million (100,000,000) Shares of Common Stock, at $0.00001 par value per share.
4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
Two Million (2,000,000) Shares of Common Stock, at $0.00001 par value per share.
5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
One share of common stock will be issued after the change in exchange for every fifty (50) shares of common stock outstanding prior to the change.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Fractional shares are to be rounded up to the next nearestnumber.whole

7. Effective date of filing (optional):	December 11, 2006
(must not be later than 90 days after the certificate is filed)

8. Officer Signature:	/s/ Logan Anderson	President
	Signature	Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.209 2003
Revised on: 10/24/03

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